Exhibit 1.7

AGREEMENT AND PLAN OF MERGER

This Merger Agreement (this " Agreement ") is entered into as of February 4, 2008 by and between MyECheck, Inc., a Delaware corporation (" Target "), MyECheck, Inc., a Nevada corporation (formerly Sekoya Holdings, Ltd.) (" Buyer "), and Shirley Wong. Shirley Wong, Target and Buyer are referred to collectively herein as the “Parties.”

WHEREAS, the Parties desire to enter into this Agreement to further certain of their business objectives,

WHEREAS, this Agreement contemplates a tax-free merger of Target with and into Buyer in a reorganization pursuant to Code 368 (a)(1)(A) where Target stockholders will receive Buyer stock in exchange for their Target stock;

WHEREAS, upon the effectiveness of the Merger, all issued and outstanding shares of Buyer stock held by Shirley Wong will be contributed to the Surviving Corporation, in consideration of this transaction and without payment of any other consideration;

WHEREAS, the Parties contemplate that a previously contemplated 25:1 stock split (the "Stock Split") by Buyer shall be made effective solely pursuant to this Agreement and the related Securities and Exchange Commission filings relating to the Merger, and that the distribution of shares resulting from the Stock Split ("Split Shares") shall occur subject to the terms of this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.              Definitions

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Articles of Merger" has the meaning set forth in 2(c) below.

"Buyer" has the meaning set forth in the preface above.

"Buyer Share" means any share of the common stock, $0.001 par value per share, of Buyer.

"Buyer Stockholder" means any Person who or that holds any Buyer Shares.

“Target" has the meaning set forth in the preface above.

"Target-owned Share" means any Buyer Share that Target owns beneficially.

"Target Share" means any share of the common stock, $0.00001 par value per share, of Target.

"Certificate of Merger" has the meaning set forth in 2(c) below.

"Closing" has the meaning set forth in Section 2(b) below.

"Closing Date" has the meaning set forth in Section 2(b) below.

"Confidential Information" means any information concerning the business and affairs of Buyer and its Subsidiaries that is not already generally available to the public.

"Conversion Ratio" has the meaning set forth in Section 2(d)(v) below.

"Delaware Corporations Code" means the General Corporation Law of the State of Delaware, as amended.

"Nevada Revised Statutes" means the General Corporation Law of the State of Nevada, as amended.

"Disclosure Schedule" has the meaning set forth in Section 3 below.

"Effective Time" has the meaning set forth in Section 2(d)(i) below.

"Exchange Agent" has the meaning set forth in Section 2(f) below.

"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

"IRS" means the Internal Revenue Service.

"Information Statement" means the Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 to be filed by Buyer.

"Knowledge” means actual knowledge after reasonable investigation.

"Lien " means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Losses" shall mean any and all losses, expenses (including reasonable attorneys' fees and expenses), damages, liabilities, fines, penalties, judgments, actions, claims and costs.

"Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Buyer and its Subsidiaries, taken as a whole, or to the ability of Buyer to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Target has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of Buyer and its Subsidiaries, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq National Market for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poors Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

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"Merger" has the meaning set forth in Section 2(a) below.

"Most Recent Fiscal Quarter End" has the meaning set forth in Section 3(f) below.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Party" has the meaning set forth in the preface above.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trus, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

"Public Report" has the meaning set forth in Section 3(e) below.

"Requisite Target Stockholder Approval" means the affirmative vote of the holders of a majority of the Target Shares in favor of this Agreement and the Merger.

"Requisite Buyer Stockholder Approval" means the affirmative vote of the holders of a majority of the Buyer Shares in favor of this Agreement and the Merger, with no shareholders exercising dissenters rights.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Special Target Meeting" has the meaning set forth in Section 5(c)(ii) below.

"Special Buyer Meeting" has the meaning set forth in Section 5(c)(ii) below.

"Split Shares" has the meaning set forth in the preamble.

"Stock Split" has the meaning set forth in the preamble.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

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"Surviving Corporation" has the meaning set forth in Section 2(a) below.

2.               Basic Transaction

(a) The Merger. On and subject to the terms and conditions of this Agreement, Target will merge with and into Buyer (the "Merger") at the Effective Time. Buyer shall be the corporation surviving the Merger (the " Surviving Corporation "). Upon the effectiveness of the Merger, all issued and outstanding Buyer Shares held by Shirley Wong will be contributed to the Surviving Corporation and cancelled, in consideration of this transaction and without payment of any other considerations.

(b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Downey Brand, LLP in Sacramento, California, commencing at 11:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”)

(c) Actions at the Closing. At the Closing, (i) Buyer will deliver to Target the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) Target will deliver to Buyer the various certificates, instruments, and documents referred to in Section 6(b)below, (iii) Target and Buyer will file with the Secretary of State of the State of Nevada Articles of Merger in the form attached hereto as Exhibit A (the " Articles of Merger "), (iv) Target and Buyer will file with the Secretary of State of the State of Delaware the Certificate of Merger in the form attached hereto as Exhibit B ("Certificate of Merger "), and (v) Target will deliver to the Exchange Agent in the manner provided below in this Section 2 the certificate evidencing the Buyer Shares issued in the Merger.

(d) Effect of Merger.

(i) General. The Merger shall become effective at the time (the "Effective Time") Target and Buyer file the Articles of Merger with the Secretary of State of the State of Nevada and the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Nevada Revised Statutes and the Delaware Corporations Code. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Target or Buyer in order to carry out and effectuate the transactions contemplated by this Agreement.

(ii) Articles of Incorporation. The articles of incorporation of Buyer in effect at and as of the Effective Time will remain the articles of incorporation of Surviving Corporation without any modification or amendment in the Merger.

(iii) Bylaws. The bylaws attached hereto as Exhibit C will become the bylaws of Surviving Corporation as of the Effective Time (the "Amended and Restated Bylaws ").

(iv) Directors and Officers. The directors and officers of Target in office at and as of the Effective Time will become the directors and officers of Surviving Corporation (retaining their respective positions and terms of office).

(v) Conversion of Target Shares. At and as of the Effective Time, each Target Share shall be converted into the right to receive (a) 49.453119 immediately distributable Buyer Shares and (b) additional 2.5 Buyer Shares that shall be held in escrow and that shall be distributable solely pursuant to the provisions of Section 8(b) hereof (the ratio of 51.953119 Buyer Shares to one (1) Target Share is referred to herein as the " Conversion Ratio "). No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v) after the Effective Time.

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(vi) Buyer Shares. As a result of the Merger, the Stock Split shall be effected with respect to each Buyer Share issued and outstanding at and as of the Effective Time. Each Buyer Share will remain issued and outstanding. Shirley Wong shall contribute all of her shares to the Surviving Corporation upon effectiveness of the Merger and they shall be immediately cancelled. Any share certificates outstanding prior to the Merger that purport to give effect to the Stock Split shall be deemed to represent only that number of Buyer Shares prior to the Merger.

(e) Escrow of Shares. An aggregate of 2,000,000 of Buyer Shares issuable to Target shareholders shall be held back from distribution in connection with the Merger (the "Share Escrow"), the release of which shares shall be contingent upon the occurrence of certain events and the satisfaction of certain conditions, all as set forth in Section 80) .

(f) Payment Procedure. Immediately after the Effective Time, Target will furnish to the Company's transfer agent (the " Exchange Agent ") stock certificates of its shareholders, and information respecting the number of shares to be withheld from distribution pursuant to the Share Escrow. The Exchange Agent will cause certificates evidencing shares of stock in the Surviving Corporation to be issued to the former Target shareholders in accordance with the Conversion Ratio and the provisions hereof.

(g) Right of Boards to Amend Agreement. The Boards of each of each of Target and Buyer shall have the right to make such changes in this Agreement as may be necessary to effectuate the purposes of this Agreement, including without limitation in order to ensure that the objectives of the remedies and tax-free exchange provisions hereof are effected.

3.              Buyer's Representations and Warranties

Buyer represents and warrants to Target that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement (the " Disclosure Schedule "). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a) Organization, Qualification and Corporate Power. Each of Buyer and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Buyer and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Buyer and its Subsidiaries has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

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(b) Capitalization. The entire authorized capital stock of Buyer consists of two hundred million (200,000,000) Buyer Shares, of which 151,375,000 Buyer Shares are issued and outstanding and no Buyer Shares are held in treasury. All of the issued and outstanding Buyer Shares have been duly authorized and are validly issued, fully paid, and non-assessable. Other than the with respect to the Stock Split, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Buyer. All of the Buyer Shares to be issued in the Merger have been duly authorized and, upon, consummation of the Merger, will be validly issued, fully paid, and non-assessable. Any share certificates outstanding prior to the Merger that purport to give effect to the Stock Split shall be deemed to represent only that number of Buyer Shares prior to the Merger.

(c) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder, provided, however, that the Buyer cannot consummate the Merger unless and until it receives the Requisite Buyer Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

(d) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or any of its Subsidiaries is subject or any provision of the charter or bylaws of Buyer or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Other than in connection with the provisions of the Nevada Revised Statutes, the Delaware Corporations Code, the Securities Exchange Act, the Securities Act, and the state securities laws, neither Buyer nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(e) Filings with SEC. Buyer has made all filings with SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the " Public Reports "). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer has delivered to Target a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).

(f) Financial Statements. Buyer has filed quarterly reports on Form 10-Q for the fiscal quarters ended July 31, 2007 (the " Most Recent Fiscal Quarter End "), April 30, 2007, and January 31, 2007 and an Annual Report on Form 10-K for the fiscal year ended October 31, 2007. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of Buyer and its Subsidiaries as of the indicated dates and the results of operations of Buyer and its Subsidiaries for the indicated periods, and are correct and complete in all respects, and are consistent with the books and records of Buyer and its Subsidiaries; provided, however , that the interim statements are subject to normal year-end adjustments.

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(g) Events Subsequent to Most Recent Fiscal Quarter End Since the Most Recent Fiscal Quarter End, there has not been any Material Adverse Change.

(h) Undisclosed Liabilities. Neither Buyer nor any of its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Quarter End (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and disclosed to Target.

(i) Brokers Fees. Neither Buyer nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(j) Continuity of Business Enterprise. Buyer operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. 1.368-1(d).

(k) Disclosure. The Information Statement will comply with the Securities Exchange Act in all material respects. The Information Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that Buyer makes no representation or warranty with respect to any information that Target will supply specifically for use in the Information Statement.

4.            Target's Representations and Warranties

Target represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

(a) Organization. Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Capitalization. The entire authorized capital stock of Target consists of one million (1,000,000) Target Shares, of which 800,000 Target Shares are issued and outstanding and no Target Shares are held in treasury.

(c) Authorization of Transaction. Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Target cannot consummate the Merger unless and until it receives the Requisite Target Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of Target, enforceable in accordance with its terms and conditions.

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(d) Non-contravention. To the knowledge of any director or officer of Target, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter, bylaws, or other governing documents of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect. To the knowledge of any director or officer of Target, and other than in connection with the provisions of the Nevada Revised Statutes, the Delaware Corporations Code, the Securities Exchange Act, the Securities Act, and the state securities laws, Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(e) Brokers Fees. Target does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or any of its Subsidiaries could become liable or obligated.

(f) Disclosure. None of the information that Target will supply specifically for use in the Information Statement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading.

5.             Covenants

The Parties agree as follows with respect to the period from and after the execution of this Agreement.

(a) General .. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).

(b) Notices and Consents. Buyer will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its reasonable best efforts to obtain (and will cause each of its Subsidiaries to use its reasonable best efforts to obtain) any third party consents referred to in Section 3(d) above.

(c) Regulatory Matters and Approvals. Each of the Parties will (and Buyer will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(d) above. Without limiting the generality of the foregoing:

(i) Securities Act, Securities Exchange Act, and State Securities Laws. Buyer will prepare and file with the SEC the Information Statement. The Parties will use their reasonable best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. Target will provide Buyer, and Buyer will provide Target, with whatever information and assistance in connection with the foregoing filings the other Party may reasonably request. Buyer will take all actions that may be necessary, proper, or advisable under state securities laws in connection with the offering and issuance of the Buyer Shares.

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(d) Operation of Business Buyer will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

(i) neither Buyer nor any of its Subsidiaries will authorize or effect any change in its charter or bylaws, other than the approval of the Amended and Restated Bylaws;

(ii) neither Buyer nor any of its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

(iii) neither Buyer nor any of its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, in either case outside the Ordinary Course of Business;

(iv) neither Buyer nor any of its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(v) neither Buyer nor any of its Subsidiaries will impose any Lien upon any of its assets outside the Ordinary Course of Business;

(vi) neither Buyer nor any of its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

(vii) neither Buyer nor any of its Subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

(viii) neither Buyer nor any of its Subsidiaries will commit to any of the foregoing.

(e) Full Access. Buyer will (and will cause each of its Subsidiaries to) permit representatives of Target (including legal counsel and accountants) to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Buyer and each of its Subsidiaries. Target will treat and hold as such any Confidential Information it receives from Buyer or any of its Subsidiaries in the course of the reviews contemplated by this Section 5 (e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Buyer all tangible embodiments (and all copies) thereof that are in its possession.

(f) Notice of Developments Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5 (f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

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(g) Exclusivity. Buyer will not (and will not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Buyer or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); provided, however , that Buyer, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. Buyer shall notify Target immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.              Conditions to Obligation to Close

(a) Conditions to Target's Obligation. The obligation of Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) this Agreement, the Merger and the Amended and Restated Bylaws shall have received the Requisite Buyer Stockholder Approval and there shall be no dissenting shares;

(ii) Buyer and its Subsidiaries shall have procured all of the third-party consents specified in Section 5(b) above;

(iii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case such representations and warranties (as so written, including the term "material" or "Material") shall be true and correct in all respects at and as of the Closing Date;

(iv) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term "material" or "Material") in all respects through the Closing;

(v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Surviving Corporation to own the former assets, to operate the former business, and to control the former Subsidiaries of Buyer, or (D) adversely affect the right of any of the former Subsidiaries of Buyer to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(vi) Buyer shall have delivered to Target a certificate to the effect that each of the conditions specified above in 6(a)(i)-(v) is satisfied in all respects;

(vii) this Agreement and the Merger shall have received the Requisite Target Stockholder Approval;

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(viii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Target.

(ix) Shirley Wong shall have provided to Target a power of attorney and all share certificates respecting her ownership of Buyer Shares to permit the contribution of her Buyer Shares to the Surviving Corporation upon effectiveness of the Merger.

Target may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Buyer's Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) this Agreement and the Merger shall have received the Requisite Target Stockholder Approval;

(ii) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case such representations and warranties (as so written, including the term material or Material) shall be true and correct in all respects at and as of the Closing Date;

(iii) Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case Target shall have performed and complied with all of such covenants (as so written, including the term "material" or "Material") in all respects through the Closing;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Surviving Corporation to own the former assets, to operate the former business, and to control the former Subsidiaries of Buyer, or (D) adversely affect the right of any of the former Subsidiaries of Buyer to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) Target shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in 6(b)(i)-(iv) is satisfied in all respects;

(vi) this Agreement and the Merger shall have received the Requisite Buyer Stockholder Approval;

(vii) all actions to be taken by Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

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Buyer may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

7.               Termination

(a) Termination of Agreement. Either Buyer or Target may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

(i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

(ii) Target may terminate this Agreement by giving written notice to Buyer at any time prior to the Effective Time (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Target has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 1, 2008, by reason of the failure of any condition precedent under Section 6 (a) hereof (unless the failure results primarily from Target breaching any representation, warranty, or covenant contained in this Agreement);

(iii) Buyer may terminate this Agreement by giving written notice to Target at any time prior to the Effective Time (A) in the event Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 1, 2008, by reason of the failure of any condition precedent under Section 6 (b) hereof (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement);

(iv) Either Buyer or Target may terminate this Agreement by giving written notice to the other Party at any time in the event this Agreement and the Merger fail to receive the Requisite Target Stockholder Approval or the Requisite Buyer Stockholder Approval respectively.

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however , that the confidentiality provisions contained in Section 5(e) above shall survive any such termination.

8.               Miscellaneous

(a) Survival. None of the representations, warranties, and covenants of the Parties (other than as required by the provisions respecting the Share Escrow set forth in Section 8(b)) will survive the Effective Time.

(b) Recourse to the Share Escrow. The Share Escrow shall be available to compensate Target, and its respective officers, directors, employees, agents and affiliates, for any and all Losses (whether or not involving a Third Party Claim), incurred or sustained by Target, its respective officers, directors, employees, agents or Affiliates, directly or indirectly, as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of Buyer contained herein or in any instrument delivered by Buyer to Target at the Effective Time. For purposes of compensating Target in the event of a Loss arising from such breach, the Surviving Corporation shall be entitled, upon its determination that it has sustained such a Loss, to direct the Exchange Agent to distribute to Target shareholders pro rata that number of shares equal to the amount of such Loss, based on the fair market value of the Buyer Shares at the time of such determination. On the one year anniversary of the Effective Date, any Buyer Shares remaining in the Share Escrow shall be contributed to the Surviving Corporation and cancelled.

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(c) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(d) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(e) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(g) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges pre-paid), (iii) one (I) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer or Shirley Wong:                               Copy to:

MyECheck, Inc, a Nevada corporation

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If to Target:                                                              Copy to:

MyECheck, Inc., a Delaware Corporation

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(k) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Nevada Revised Statutes and Delaware Corporations Code. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(1) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The term "including" shall mean "including without limitation."

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(o) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(p) Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction's tax treatment and tax structure (as such terms are used in Code 6011 and 6112 and regulations thereunder) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided , however , that such disclosure many not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction's tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction's tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction's tax treatment or the tax structure.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

TARGET:	MYECHECK, INC. a Delaware corporation

By: /s/Ed Starrs
Name: Ed Starrs Title: President

BUYER:	MYECHECK, INC. a Nevada corporation

By: /s/Shirley Wong
Name: Shirley Wong Title: President

SHIRLEY WONG:

/s/Shirley Wong

Exhibit A

Articles of Merger

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Exhibit B

Certificate of Merger

IR

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Exhibit C

Amended and Restated Bylaws

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